Exhibit 99.1

CONTACT:
Tim Perrott
Investor Relations
561-438-4629
Tim.Perrott@theodpcorp.com

The ODP Corporation Announces Third Quarter 2023 Results

Low-Cost Business Model and Disciplined Capital Allocation Drive Solid Operating Performance and Strong EPS Growth

Third Quarter Revenue of $2 Billion with GAAP EPS of $1.79; Adjusted EPS of $1.88

GAAP Operating Income of $91 Million; GAAP Net Income of $70 Million; Adjusted EBITDA of $125 Million

Repurchased $32 Million of Shares in the Third Quarter of 2023

Updates Full-Year 2023 Guidance

Boca Raton, Fla., November 8, 2023 — The ODP Corporation (“ODP,” or the “Company”) (NASDAQ:ODP), a leading provider of products, services, and technology solutions to businesses and consumers, today announced results for the third quarter ended September 30, 2023.

Consolidated (in millions, except per share amounts)	3Q23	3Q22	YTD23	YTD22
Selected GAAP and Non-GAAP measures:
Sales	$2,009	$2,172	$6,025	$6,385
Sales change from prior year period	(8)%		(6)%
Operating income	$91	$84	$232	$188
Adjusted operating income (1)	$95	$95	$247	$238
Net income from continuing operations	$70	$67	$176	$142
Diluted earnings per share from continuing operations	$1.79	$1.36	$4.38	$2.84
Adjusted net income from continuing operations (1)	$73	$73	$187	$177
Adjusted earnings per share from continuing operations (fully diluted) (1)	$1.88	$1.48	$4.66	$3.54
Adjusted EBITDA (1)	$125	$131	$342	$347
Operating Cash Flow from continuing operations	$112	$163	$261	$79
Free Cash Flow (2)	$86	$138	$183	$11
Adjusted Free Cash Flow (3)	$89	$160	$192	$54

Third Quarter 2023 Summary(1)(2)(3)

•
Total reported sales of $2.0 billion, down 8% versus the prior year, primarily due to lower sales in its Office Depot consumer division, largely driven by 71 fewer retail locations in service compared to the prior year, as well as lower retail and online consumer traffic and transactions
•
GAAP operating income of $91 million and net income from continuing operations of $70 million, or $1.79 per diluted share, versus $84 million and $67 million, respectively, or $1.36 per diluted share, in the prior year
•
Adjusted operating income of $95 million, flat compared to the third quarter of 2022; adjusted EBITDA of $125 million, compared to $131 million in the third quarter of 2022
•
Adjusted net income from continuing operations of $73 million, or adjusted diluted earnings per share from continuing operations of $1.88, versus $73 million or $1.48, respectively, in the prior year
•
Operating cash flow from continuing operations of $112 million and adjusted free cash flow of $89 million, versus $163 million and $160 million, respectively, in the prior year
•
Repurchased 659 thousand shares at a cost of $32 million in the third quarter of 2023
•
$1.2 billion of total available liquidity including $384 million in cash and cash equivalents at quarter end

“I am extremely impressed seeing the day-to-day commitment and exceptional execution from our team as I fulfill Chief Executive Officer Gerry Smith’s responsibilities while he is on medical leave,” said Joseph Vassalluzzo, ODP’s chairman of the board. “In the quarter, our team delivered strong operating income and earnings per share results against a challenging economic backdrop, reflecting our unwavering commitment to operational excellence and to our low-cost business model approach.

“We continue to make progress across our four business units as we execute our three horizons strategy. This included expanding margins at ODP Business Solutions, new product testing and category expansion at Office Depot, securing new third-party customers at Veyer while remaining on track to more than double third-party EBITDA this year, and enhancing our platform and customer engagement at Varis.

“Our shareholder value creation formula, which integrates operational excellence with a shareholder-focused capital allocation plan, including the repurchase of approximately $32 million of shares during the quarter, contributed to a meaningful year-over-year increase in adjusted earnings per share for the third quarter and revised upward EPS guidance for the full year,” Vassalluzzo added.

“As we look ahead, we anticipate the macroeconomic environment to remain challenging throughout the remainder of the year. However, we are confident in our position of strength and will continue to focus on driving value for shareholders through our low-cost business model, leveraging our multiple routes to market, and continuing with our disciplined capital allocation,” Vassalluzzo concluded.

Consolidated Results

Reported (GAAP) Results

Total reported sales for the third quarter of 2023 were $2 billion, a decrease of 8% compared with the same period last year. This was driven primarily by lower sales in its consumer division, Office Depot, primarily due to 71 fewer stores in service compared to last year related to planned store closures, as well as lower retail and online consumer traffic. Sales at ODP Business Solutions Division were down slightly compared to last year, largely driven by slower return to office trends and lower sales of technology products. Meanwhile, Veyer provided strong logistics support for the ODP Business Solutions and Office Depot Divisions, and continued to capture additional demand for its supply chain and procurement solutions among other third-party customers.

The Company reported operating income of $91 million in the third quarter of 2023, up 8% compared to operating income of $84 million in the prior year period. Operating results in the third quarter of 2023 included $4 million of charges. These charges consisted primarily of $3 million associated with non-cash asset impairments largely related to the operating lease right-of-use (ROU) assets associated with the Company’s retail store locations. Net income from continuing operations was $70 million, or $1.79 per diluted share in the third quarter of 2023, up from $67 million, or $1.36 per diluted share in the third quarter of 2022.

Adjusted (non-GAAP) Results(1)

Adjusted results for the third quarter of 2023 exclude charges and credits totaling $4 million as described above and the associated tax impacts.

•
Third quarter of 2023 adjusted EBITDA was $125 million compared to $131 million in the prior year period. This included depreciation and amortization of $28 million and $32 million in the third quarters of 2023 and 2022, respectively
•
Third quarter of 2023 adjusted operating income was $95 million, flat compared to the third quarter of 2022
•
Third quarter of 2023 adjusted net income from continuing operations was $73 million, or $1.88 per diluted share, compared to $73 million, or $1.48 per diluted share, in the third quarter of 2022, an increase of 27% on a per share basis

Division Results

ODP Business Solutions Division

Leading B2B distribution solutions provider serving small, medium and enterprise level companies with an annual trailing-twelve-month revenue in excess of $4 billion

•
Reported sales were $1.0 billion in the third quarter of 2023, down approximately 3% compared to the same period last year primarily related to lower sales of technology products and weaker macroeconomic conditions
•
Stronger sales in cleaning and breakroom supplies were more than offset by lower sales of technology and core supplies

•
Total adjacency category sales, including cleaning and breakroom, furniture, technology, and copy and print, were 44% of total ODP Business Solutions’ sales
•
Continued strong pipeline and net new business customer additions
•
Operating income was $56 million in the third quarter of 2023, up 17% over the same period last year, related primarily to higher gross margins. As a percentage of sales, operating income margin was 6%, up 90 basis points compared to the same period last year

Office Depot Division

Leading provider of retail consumer and small business products and services distributed via Office Depot and OfficeMax retail locations and an award-winning eCommerce presence

•
Reported sales were $1.0 billion in the third quarter of 2023, down 12% compared to the prior year period partially due to 71 fewer retail outlets in service associated with planned store closures, as well as lower demand relative to last year in certain product categories, softer back-to-school seasonal demand, and lower online sales. The Company closed 14 retail stores in the quarter and had 938 stores at quarter end. Sales were down approximately 6% on a comparable store basis
•
Stronger sales of copy and print services were more than offset by lower sales in supplies, technology, and other categories
•
Store and online traffic were lower year over year due to a greater percentage of customers having returned to the office post pandemic, as well as weaker macroeconomic activity
•
Operating income was $66 million in the third quarter of 2023, compared to operating income of $83 million during the same period last year, driven primarily by the flow through impact from lower sales. As a percentage of sales, operating income was 7%, flat compared to the same period last year.

Veyer Division

Veyer is a supply chain, distribution, procurement and global sourcing operation with over 35 years of experience and proven leadership, supporting Office Depot and ODP Business Solutions, as well as third-party customers. Veyer’s assets and capabilities include 8 million square feet of infrastructure through a nationwide network of distribution centers, cross-docks, and other facilities throughout the United States; a global sourcing presence in Asia; a large private fleet of vehicles; and next-day delivery to 98.5% of US population

•
In the third quarter of 2023, Veyer provided strong support for its internal customers, ODP Business Solutions and Office Depot, as well as for its third-party customers, generating sales of $1.3 billion
•
Operating income was $10 million in the third quarter of 2023, up from $9 million in the prior year period related to the favorable impacts of higher sales to external third parties and lower product costing
•
In the quarter relative to last year, sales and EBITDA generated from third party customers was up 57% and 119% respectively, resulting in sales of approximately $11 million and EBITDA of $3 million in the quarter

Varis Division

Varis is a tech-enabled B2B indirect procurement marketplace launched in the fourth quarter of 2022, which provides buyers and suppliers a seamless way to transact through the platform’s consumer-like buying experience and advanced spend management tools

•
Successfully launched the platform in the fourth quarter of 2022; adding and on-boarding new customers, incorporating feedback, and adding new features and capabilities to the platform
•
Varis generated revenues in the third quarter of 2023 of $2 million, flat compared to the third quarter of 2022
•
Operating loss was $17 million, flat compared to the third quarter of 2022, as the division continued to enhance its platform and onboard new customers

Share Repurchases

The Company continued to execute under its previously announced $1 billion share repurchase authorization, available through year-end 2025. During the third quarter of 2023, the Company repurchased 659 thousand shares at a cost of $32 million. Since the inception of the authorization beginning in November 2022, the Company has repurchased 9 million shares for approximately $420 million.

The number of shares to be repurchased in the future and the timing of such transactions will depend on a variety of factors, including market conditions, regulatory requirements, and other corporate considerations. The current authorization could be suspended or discontinued at any time as determined by the Board of Directors.

Balance Sheet and Cash Flow

As of September 30, 2023, ODP had total available liquidity of approximately $1.2 billion, consisting of $384 million in cash and cash equivalents and $771 million of available credit under the Third Amended Credit Agreement. Total debt was $173 million.

For the third quarter of 2023, cash generated by operating activities of continuing operations was $112 million, which included $3 million in restructuring and other spend, compared to cash provided by operating activities of continuing operations of $163 million in the third quarter of the prior year, which included $22 million in restructuring and other spend. The year-over-year change in operating cash flow is largely related to the timing of certain working capital items.

Capital expenditures in the third quarter of 2023 and 2022 were $25 million, reflecting continued growth investments in the Company’s digital transformation, distribution network, and eCommerce capabilities. Adjusted Free Cash Flow(3) was $89 million in the third quarter of 2023, compared to $160 million in the prior year period.

“I would like to recognize our entire team for their commitment and dedication in managing inventory and working capital, which has resulted in another quarter of strong cash flow generation,” said Anthony Scaglione, executive vice president and chief financial officer of The ODP Corporation. “As we work to close out the year, we maintain our disciplined approach, focusing on managing costs, maximizing cash flow, and executing our capital allocation plan,” Scaglione added.

Updated 2023 Expectations

“Our team’s unwavering commitment to delivering value is evident in our compelling customer proposition, strong free cash flow generation, and strategic capital allocation for the benefit of our shareholders," highlighted Vassalluzzo. "While we acknowledge the influence of the challenging macroeconomic environment on consumer and business activity, we remain steadfast in our dedication to driving long-term value within our business through effective execution of our three horizons strategy.”

The Company’s full year guidance for 2023 included in this release includes non-GAAP measures, such as Adjusted EBITDA, Adjusted Operating Income, Adjusted Earnings per Share and Adjusted Free Cash Flow. These measures exclude charges or credits not indicative of core operations, which may include but not be limited to merger integration expenses, restructuring charges, acquisition-related costs, executive transition costs, asset impairments and other significant items that currently cannot be predicted without unreasonable efforts. The exact amount of these charges or credits are not currently determinable but may be significant. Accordingly, the Company is unable to provide equivalent GAAP measures or reconciliations from GAAP to non-GAAP for these financial measures without unreasonable effort.

The Company is updating its full year guidance for 2023 as follows:

	Previous 2023 Guidance	Updated 2023 Guidance
Sales	Approximately $8 billion	Revised to $7.8 - $7.9 billion
Adjusted EBITDA	$400 - $430 million	Affirmed
Adjusted Operating Income	$270 - $300 million	Revised to $280 - $310 million
Adjusted Earnings per Share(*)	$5.00 - $5.30 per share	Revised to $5.30 - $5.60 per share
Adjusted Free Cash Flow(**)	$200 - $230 million	Affirmed
Capital Expenditures	$100 - $120 million	Affirmed

*Adjusted Earnings per Share (EPS) guidance for 2023 includes tax benefits related to R&D and employee-related tax credits and includes expected impact from share repurchases

**Adjusted Free Cash Flow is defined as cash flows from operating activities less capital expenditures excluding cash charges associated with the Company’s Maximize B2B Restructuring and expenses incurred in connection with our previously planned separation of the consumer business and re-alignment

“Our year-to-date performance speaks to the resilience of our team and the strength of our low-cost business model and capital allocation approach,” said Scaglione. “While the weaker macroeconomic conditions have impacted the level of consumer and business activity creating top-line headwinds, our continued focus on operational excellence has us well positioned to continue driving strong operating results as we close out the year. Our updated guidance assumes a consistent overall macroeconomic environment and reflects our year-to-date revenue trends, while increasing our outlook for adjusted operating income and adjusted EPS.

Our increased adjusted EPS outlook also assumes a lower full-year effective tax rate driven by the execution of certain tax credits, lower than anticipated interest expense associated with projected intra-quarter ABL borrowings, and the impact from our continued share buyback activity,” Scaglione added.

The ODP Corporation will webcast a call with financial analysts and investors on November 8, 2023, at 9:00 am Eastern Time, which will be accessible to the media and the general public. To listen to the conference call via webcast, please visit The ODP Corporation’s Investor Relations website at investor.theodpcorp.com. A replay of the webcast will be available approximately two hours following the event.

(1)
As presented throughout this release, adjusted results represent non-GAAP financial measures and exclude charges or credits not indicative of core operations and the tax effect of these items, which may include but not be limited to merger integration, restructuring, acquisition costs, and asset impairments. Reconciliations from GAAP to non-GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(2)
As used in this release, Free Cash Flow is defined as cash flows from operating activities less capital expenditures. Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.
(3)
As used in this release, Adjusted Free Cash Flow is defined as Free Cash Flow excluding cash charges associated with the Company’s Maximize B2B Restructuring, and expenses incurred in connection with our previously planned separation of the consumer business and re-alignment. Adjusted Free Cash Flow is a non-GAAP financial measure and reconciliations from GAAP financial measures can be found in this release as well as on the Company’s Investor Relations website at investor.theodpcorp.com.

About The ODP Corporation

The ODP Corporation (NASDAQ:ODP) is a leading provider of products, services, and technology solutions through an integrated business-to-business (B2B) distribution platform and omni-channel presence, which includes supply chain and distribution operations, dedicated sales professionals, a B2B digital procurement solution, online presence, and a network of Office Depot and OfficeMax retail stores. Through its operating companies ODP Business Solutions, LLC; Office Depot, LLC; Veyer, LLC; and Varis, Inc, The ODP Corporation empowers every business, professional, and consumer to achieve more every day. For more information, visit theodpcorp.com.

ODP and ODP Business Solutions are trademarks of ODP Business Solutions, LLC. Office Depot is a trademark of The Office Club, LLC. OfficeMax is a trademark of OMX, Inc. Veyer is a trademark of Veyer, LLC. Varis is a trademark of Varis, Inc. Grand&Toy is a trademark of Grand & Toy, LLC in Canada. ©2023 Office Depot, LLC. All rights reserved. Any other product or company names mentioned herein are the trademarks of their respective owners.

FORWARD LOOKING STATEMENTS

This communication may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements or disclosures may discuss goals, intentions and expectations as to future trends, plans, events, results of operations, cash flow or financial condition, the potential impacts on our business due to the unknown severity and duration of the COVID-19 pandemic, or state other information relating to, among other things, the Company, based on current beliefs and assumptions made by, and information currently available to, management. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “expectations”, “outlook,” “intend,” “may,” “possible,” “potential,” “predict,” “project,” “propose” or other similar words, phrases or expressions, or other variations of such words. These forward-looking statements are subject to various risks and uncertainties, many of which are outside of the Company’s control. There can be no assurances that the Company will realize these expectations or that these beliefs will prove correct, and therefore investors and stakeholders should not place undue reliance on such statements.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, highly competitive office products market and failure to differentiate the Company from other office supply resellers or respond to decline in general office supplies sales or to shifting consumer demands; competitive pressures on the Company’s sales and pricing; the risk that the Company is unable to transform the business into a service-driven, B2B platform that such a strategy will not result in the benefits anticipated; the risk that the Company will not be able to achieve the expected benefits of its strategic plans, including its strategic shift to maintain all of its businesses under common ownership; the risk that the Company may not be able to realize the anticipated benefits of acquisitions due to unforeseen liabilities, future capital expenditures, expenses, indebtedness and the unanticipated loss of key customers or the inability to achieve expected revenues, synergies, cost savings or financial performance; the risk that the Company is unable to successfully maintain a relevant omni-channel experience for its customers; the risk that the Company is unable to execute the Maximize B2B Restructuring Plan successfully or that such plan will not result in the benefits anticipated; failure to effectively manage the Company’s real estate portfolio; loss of business with government entities, purchasing consortiums, and sole- or limited- source distribution arrangements; failure to attract and retain qualified personnel, including employees in stores, service centers, distribution centers, field and corporate offices and executive management, and the inability to keep supply of skills and resources in balance with customer demand; failure to execute effective advertising efforts and maintain the Company’s reputation and brand at a high level; disruptions in computer systems, including delivery of technology services; breach of information technology systems affecting reputation, business partner and customer relationships and operations and resulting in high costs and lost revenue; unanticipated downturns in business relationships with customers or terms with the suppliers, third-party vendors and business partners; disruption of global sourcing activities, evolving foreign trade policy (including tariffs imposed on certain foreign made goods); exclusive Office Depot branded products are subject to additional product, supply chain and legal risks; product safety and quality concerns of manufacturers’ branded products and services and Office Depot private branded products; covenants in the credit facility; general disruption in the credit markets; incurrence of significant impairment charges; retained responsibility for liabilities of acquired companies; fluctuation in quarterly operating results due to seasonality of the Company’s business; changes in tax laws in jurisdictions where the Company operates; increases in wage and benefit costs and changes in labor regulations; changes in the regulatory environment, legal compliance risks and violations of the U.S. Foreign Corrupt Practices Act and other worldwide anti-bribery laws; volatility in the Company’s common stock price; changes in or the elimination of the payment of cash dividends on Company common stock; macroeconomic conditions such as higher interest rates and future declines in business or consumer spending; increases in fuel and other commodity prices and the cost of material, energy and other production costs, or unexpected costs that cannot be recouped in product pricing; unexpected claims, charges, litigation, dispute resolutions or settlement expenses; catastrophic events, including the impact of weather events on the Company’s business; the discouragement of lawsuits by shareholders against the Company and its directors and officers as a result of the exclusive forum selection of the Court of Chancery, the federal district court for the District of Delaware or other Delaware state courts by the Company as the sole and exclusive forum for such lawsuits; and the impact of the COVID-19 pandemic on the Company’s business. The foregoing list of factors is not exhaustive. Investors and shareholders should carefully consider the foregoing factors and the other risks and uncertainties described in the Company’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the U.S. Securities and Exchange Commission. The Company does not assume any obligation to update or revise any forward-looking statements.

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 30,	September 24,	September 30,	September 24,
	2023	2022	2023	2022
Sales	$2,009	$2,172	$6,025	$6,385
Cost of goods sold and occupancy costs	1,535	1,686	4,655	4,983
Gross profit	474	486	1,370	1,402
Selling, general and administrative expenses	379	391	1,123	1,164
Asset impairments	3	3	13	8
Merger, restructuring and other operating expenses, net	1	8	2	42
Operating income	91	84	232	188
Other income (expense):
Interest income	3	1	7	3
Interest expense	(5)	(1)	(15)	(10)
Other income, net	3	5	8	9
Income from continuing operations before income taxes	92	89	232	190
Income tax expense	22	22	56	48
Net income from continuing operations	70	67	176	142
Discontinued operations, net of tax	—	—	—	7
Net income	$70	$67	$176	$149
Basic earnings (loss) per share
Continuing operations	$1.83	$1.39	$4.52	$2.92
Discontinued operations	—	(0.01)	—	0.14
Net basic earnings (loss) per share	$1.83	$1.38	$4.52	$3.06
Diluted earnings (loss) per share
Continuing operations	$1.79	$1.36	$4.38	$2.84
Discontinued operations	—	(0.01)	—	0.13
Net diluted earnings (loss) per share	$1.79	$1.35	$4.38	$2.97

THE ODP CORPORATION

CONSOLIDATED BALANCE SHEETS

(In millions, except shares and par value)

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$384	$403
Receivables, net	542	536
Inventories	782	828
Prepaid expenses and other current assets	37	36
Current assets held for sale	9	107
Total current assets	1,754	1,910
Property and equipment, net	352	352
Operating lease right-of-use assets	951	874
Goodwill	468	464
Other intangible assets, net	42	46
Deferred income taxes	141	182
Other assets	272	321
Total assets	$3,980	$4,149
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$818	$821
Accrued expenses and other current liabilities	930	1,005
Income taxes payable	3	17
Short-term borrowings and current maturities of long-term debt	9	16
Total current liabilities	1,760	1,859
Deferred income taxes and other long-term liabilities	118	122
Pension and postretirement obligations, net	16	16
Long-term debt, net of current maturities	164	172
Operating lease liabilities	767	693
Total liabilities	2,825	2,862
Commitments and contingencies
Stockholders’ equity:
Common stock — authorized 80,000,000 shares of $0.01 par value; issued shares — 66,695,068 at September 30, 2023 and 65,636,015 at December 31, 2022; outstanding shares — 37,626,086 at September 30, 2023 and 42,213,046 at December 31, 2022	1	1
Additional paid-in capital	2,744	2,742
Accumulated other comprehensive loss	(121)	(77)
Accumulated deficit	(275)	(451)
Treasury stock, at cost — 29,068,982 shares at September 30, 2023 and 23,422,969 shares at December 31, 2022	(1,194)	(928)
Total stockholders’ equity	1,155	1,287
Total liabilities and stockholders’ equity	$3,980	$4,149

THE ODP CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	39 Weeks Ended
	September 30,	September 24,
	2023	2022
Cash flows from operating activities:
Net income	$176	$149
Income from discontinued operations, net of tax	—	7
Net income from continuing operations	176	142
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	87	100
Amortization of debt discount and issuance costs	1	—
Charges for losses on receivables and inventories	16	15
Asset impairments	13	8
Gain on disposition of assets, net	(3)	(4)
Compensation expense for share-based payments	28	31
Deferred income taxes and deferred tax asset valuation allowances	39	33
Changes in working capital and other operating activities	(96)	(246)
Net cash provided by operating activities of continuing operations	261	79
Net cash provided by (used in) operating activities of discontinued operations	—	—
Net cash provided by operating activities	261	79
Cash flows from investing activities:
Capital expenditures	(76)	(68)
Businesses acquired, net of cash acquired	(9)	—
Proceeds from disposition of assets	105	6
Settlement of company-owned life insurance policies	3	3
Net cash provided by (used in) investing activities of continuing operations	23	(59)
Net cash provided by investing activities of discontinued operations	5	74
Net cash provided by investing activities	28	15
Cash flows from financing activities:
Net payments on long and short-term borrowings	(12)	(16)
Debt retirement	(204)	(43)
Debt issuance	200	—
Share purchases for taxes, net of proceeds from employee share-based transactions	(26)	(19)
Repurchase of common stock for treasury	(264)	(69)
Other financing activities	—	(4)
Net cash used in financing activities of continuing operations	(306)	(151)
Net cash provided by (used in) financing activities of discontinued operations	—	—
Net cash used in financing activities	(306)	(151)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	—	(6)
Net decrease in cash, cash equivalents and restricted cash	(17)	(63)
Cash, cash equivalents and restricted cash at beginning of period	404	537
Cash, cash equivalents and restricted cash at end of period	$387	$474
Supplemental information on non-cash investing and financing activities
Right-of-use assets obtained in exchange for new operating lease liabilities	$275	$171
Promissory note receivable obtained from disposition of discontinued operations	59	55
Cash taxes paid, net	27	—
Earn-out receivable obtained from disposition of discontinued operations	9	9
Cash interest paid, net of amounts capitalized and non-recourse debt	5	—
Right-of-use assets obtained in exchange for new finance lease liabilities	4	2
Other current receivable obtained from disposition of discontinued operations	—	30
Transfer from additional paid-in capital to treasury stock for final settlement of the accelerated share repurchase agreement	—	29

THE ODP CORPORATION

BUSINESS UNIT PERFORMANCE

(In millions)

(Unaudited)

ODP Business Solutions Division	3Q23	3Q22	YTD23	YTD22
Sales (external)	$996	$1,030	$3,001	$3,004
Sales (internal)	$4	$5	$11	$15
% change of total sales	(3)%	9%	(0)%	11%
Division operating income	$56	$48	$140	$103
% of total sales	6%	5%	5%	3%

Office Depot Division	3Q23	3Q22	YTD23	YTD22
Sales (external)	$1,000	$1,133	$2,991	$3,358
Sales (internal)	$10	$10	$27	$25
% change of total sales	(12)%	(8)%	(11)%	(9)%
Division operating income	$66	$83	$186	$228
% of total sales	7%	7%	6%	7%
Comparable store sales decrease	(6)%	N/A	(5)%	N/A

Veyer Division	3Q23	3Q22	YTD23	YTD22
Sales (external)	$11	$7	$28	$18
Sales (internal)	$1,320	$1,477	$4,044	$4,415
% change of total sales	(10)%	(3)%	(8)%	(2)%
Division operating income	$10	$9	$31	$25
% of total sales	1%	1%	1%	1%

Varis Division	3Q23	3Q22	YTD23	YTD22
Sales (external)	$2	$2	$5	$5
Sales (internal)	$0	$0	$0	$0
% change of total sales	0%	0%	0%	67%
Division operating loss	$(17)	$(17)	$(48)	$(48)
% of total sales	(850)%	(850)%	(960)%	(960)%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

We report our results in accordance with accounting principles generally accepted in the United States (“GAAP”). We also review certain financial measures excluding impacts of transactions that are not related to our core operations (“non-GAAP”). Management believes that the presentation of these non-GAAP financial measures enhances the ability of its investors to analyze trends in its business and provides a means to compare periods that may be affected by various items that might obscure trends or developments in its business. Management uses both GAAP and non-GAAP measures to assist in making business decisions and assessing overall performance. Non-GAAP measures help to evaluate programs and activities that are intended to attract and satisfy customers, separate from expenses and credits directly associated with Merger, restructuring, and certain similar items. Certain non-GAAP measures are also used for short and long-term incentive programs.

Our measurement of these non-GAAP financial measures may be different from similarly titled financial measures used by others and therefore may not be comparable. These non-GAAP financial measures should not be considered superior to the GAAP measures, but only to clarify some information and assist the reader. We have included reconciliations of this information to the most comparable GAAP measures in the tables included within this material.

Free cash flow is a non-GAAP measure, which we define as cash flows from operating activities less capital expenditures and changes in restricted cash. We believe that free cash flow is an important indicator that provides additional perspective on our ability to generate cash to fund our strategy and expand our distribution network. Adjusted free cash flow is also a non-GAAP measure, which we define as free cash flow excluding cash charges associated with the Company’s Maximize B2B Restructuring, and the previously planned separation of the consumer business and re-alignment.

(In millions, except per share amounts)

Q3 2023	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$3	0.1%	$3	$—		—%
Merger, restructuring and other operating expenses, net	$1	0.0%	$1	$—		—%
Operating income	$91	4.5%	$(4)	$95	(4)	4.7%
Income tax expense	$22	1.1%	$(1)	$23	(5)	1.1%
Net income from continuing operations	$70	3.5%	$(3)	$73	(6)	3.6%
Earnings per share from continuing operations (fully diluted)	$1.79		$(0.09)	$1.88	(6)
Depreciation and amortization	$28	1.4%	$—	$28		1.4%

Q3 2022	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$3	0.1%	$3	$—		—%
Merger, restructuring and other operating expenses, net	$8	0.4%	$8	$—		—%
Operating income	$84	3.9%	$(11)	$95	(4)	4.4%
Income tax expense	$22	1.0%	$(5)	$27	(5)	1.2%
Net income from continuing operations	$67	3.1%	$(6)	$73	(6)	3.4%
Earnings per share from continuing operations (fully diluted)	$1.36		$(0.12)	$1.48	(6)
Depreciation and amortization	$32	1.5%	$—	$32		1.5%

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

YTD 2023	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$13	0.2%	$13	$—		—%
Merger, restructuring and other operating expenses, net	$2	0.0%	$2	$—		—%
Operating income	$232	3.9%	$(15)	$247	(4)	4.1%
Income tax expense	$56	0.9%	$(4)	$60	(5)	1.0%
Net income from continuing operations	$176	2.9%	$(11)	$187	(6)	3.1%
Earnings per share from continuing operations (fully diluted)	$4.38		$(0.28)	$4.66	(6)
Depreciation and amortization	$87	1.4%	$—	$87		1.4%

YTD 2022	Reported (GAAP)	% of Sales	Less: Charges & Credits	Adjusted (Non-GAAP)		% of Sales
Asset impairments	$8	0.1%	$8	$—		—%
Merger, restructuring and other operating expenses, net	$42	0.7%	$42	$—		—%
Operating income	$188	2.9%	$(50)	$238	(4)	3.7%
Income tax expense	$48	0.8%	$(15)	$63	(5)	1.0%
Net income from continuing operations	$142	2.2%	$(35)	$177	(6)	2.8%
Earnings per share from continuing operations (fully diluted)	$2.84		$(0.70)	$3.54	(6)
Depreciation and amortization	$100	1.6%	$—	$100		1.6%

	13 Weeks Ended		39 Weeks Ended
	September 30,	September 24,	September 30,	September 24,
Adjusted EBITDA:	2023	2022	2023	2022
Net income	$70	$67	$176	$149
Discontinued operations, net of tax	—	—	—	7
Net income from continuing operations	70	67	176	142
Income tax expense	22	22	56	48
Income from continuing operations before income taxes	92	89	232	190
Add (subtract)
Interest income	(3)	(1)	(7)	(3)
Interest expense	5	1	15	10
Depreciation and amortization	28	32	87	100
Charges and credits, pretax (7)	4	11	15	50
Adjusted EBITDA	$125	$131	$342	$347

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

(4)
Adjusted operating income for all periods presented herein exclude merger, restructuring and other operating expenses, net, and asset impairments (if any).
(5)
Adjusted income tax expense for all periods presented herein exclude the tax effect of the charges or credits not indicative of core operations as described in the preceding notes.
(6)
Adjusted net income and adjusted earnings per share (fully diluted) for all periods presented exclude merger, restructuring and other operating expenses, net, asset impairments (if any), and exclude the tax effect of the charges or credits not indicative of core operations.
(7)
Charges and credits, pretax for all periods presented include merger, restructuring and other operating expenses, net, asset impairments (if any).

THE ODP CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
	September 30,	September 24,	September 30,	September 24,
Free cash flow	2023	2022	2023	2022
Net cash provided by operating activities of continuing operations	$112	$163	$261	$79
Capital expenditures	(25)	(25)	(76)	(68)
Change in restricted cash impacting working capital	(1)	—	(2)	—
Free cash flow	86	138	183	11
Adjustments for certain cash charges:
Maximize B2B Restructuring Plan	3	2	7	5
Previously planned separation of consumer business and re-alignment	—	20	2	38
Adjusted free cash flow	$89	$160	$192	$54

Amounts may not foot due to rounding. The sum of the quarterly amounts may not equal the reported amounts for the year due to rounding.

THE ODP CORPORATION

Store Statistics

(Unaudited)

	Q3	YTD	Q3
	2023	2023	2022
Office Depot Division:
Stores opened	—	—	—
Stores closed	14	42	11
Total retail stores (U.S.)	938	—	1,009
Total square footage (in millions)	20.8	—	22.2
Average square footage per store (in thousands)	22.2	—	22.0